Exhibit 10.7

WELLINGTON RE SERVICES LIMITED

TERMS AND CONDITIONS OF EMPLOYMENT

(1)	Nicholas Bonnar (the "Executive"); and

(2)	WELLINGTON RE SERVICES LIMITED incorporated in England and Wales (Registered Number 4270446) whose registered office is at 88 Leadenhall Street, London EC3A 3BA (the "Company").

1.	INTRODUCTION

(a)	Your employer will be Wellington Re Services Limited (the "Company").

(b)	You will serve the Group as Underwriter, Speciality Reinsurance.

(c)	Your salary will be £165,000 per annum, paid in accordance with clauses 5.1 and 5.2.

(d)	Your normal place of work will be 88 Leadenhall Street, London, EC3A but the Company reserves the right to require you, provided that it does not do so unreasonably, to work elsewhere if the interests of the Company's business so require.

(e)	The commencement date of your employment under this agreement is to be agreed.

(f)	You will report to Chris O'Kane.

(g)	Your notice period will be set out in clause 14.

(h)	Your retirement age will be 60.

(i)	Subject to clause 4, your normal hours of work will be from 9.00 a.m. to 5.00 p.m.

(j)	Subject to clause 7, you shall be entitled to 25 days' holiday.

(k)	Your probationary period will be 6 months.

1.1	Dealing Code

If at any time you wish to deal in shares of the Company you must contact the Compliance Officer to obtain consent.

1.2	Underwriting Limits

You will be subject to Underwriting Authority Limits as agreed by the Chief Executive Officer.

1.3	Individual Registration

Your employment is conditional upon you obtaining any registration with any relevant authority, including the Financial Services Authority, which may be necessary and in the event that your registration is revoked or amended so that you are not permitted to carry out your duties you will be liable to be summarily dismissed. The Company reserves the rights to do this notwithstanding any right of appeal you may have.

This term will apply mutatis mutandis in the event of any alteration to the scope of your duties requiring further registration.

2.	SCOPE OF DUTIES

To devote your full time and attention at work to your job, to follow instructions and directions properly given to you, to promote the interests and profitability of the Company and the Group and not to do anything which might damage their interests.

3.	VARIATION OF WORK

You may be expected to accept variation in the content of your job should the Company so require subject to, first, any such variation being consistent with the type of work applicable to the job title in this statement, and secondly, being on terms no less favorable than are applicable to the job title in this statement.

4.	HOURS

Your normal hours of work will be 9.00 a.m. to 5.00 p.m., together with such additional hours as may be necessary without additional remuneration for the proper discharge of your duties to the satisfaction of the person to whom you report. We acknowledge that the nature of your duties are such that you may keep irregular hours and may not always be present at the office or indeed at work during those normal hours.

5.	SALARY AND BONUS

5.1	Method

Normally your salary shall be paid monthly in arrears direct for the credit of your bank or building society account. You will receive a statement showing monthly deductions for tax (PAYE), national insurance, pension and personal contributions, and any other special deductions from salary.

5.2	Date

Normally your salary will be paid on or before the last working day of the month concerned.

5.3	Bonus

You shall be eligible for a bonus of such amounts (if any) at such times and subject to such conditions as the Compensation Committee of the Board may in its absolute discretion decide.

6.	EXPENSES

Reasonable business expenses properly incurred in the course of your duties will be reimbursed promptly on production of a VAT invoice or other acceptable evidence of the sum claimed. Any claim for expenses must be validated by the person to whom you report before payment.

7.	HOLIDAY AND HOLIDAY PAY

You will be entitled to 25 working days' holiday in each calendar year in addition to statutory holidays. Holidays for new employees for the year in which they join will normally be on a pro rata basis.

You will be entitled to receive one additional working day as holiday for each 10 years of continuous employment with the Company.

You must agree the dates of your holiday in advance with your Manager or Director so that your responsibilities and work are properly covered at all times. In all cases a minimum of one week's notice must be provided.

When on holiday or away from work for any other reason, you must leave a telephone number at which you can be contacted in the unlikely event that this should prove necessary.

Holidays not taken in one calendar year cannot normally be carried forward to the next year, nor will payment in lieu be made.

On termination of employment you will be paid for any outstanding accrued holiday and a deduction for holiday taken in excess of entitlement will be made. This will be calculated on the basis of 1/260th of your salary for each day.

All staff are entitled to pre-marital leave of two days.

Any compassionate leave granted (e.g. to attend a funeral of a close relative) must be authorized by your Manager or Director.

8.	SICKNESS ABSENCE AND SICK PAY

Salary will normally be paid in full (inclusive of any SSP or State benefit for which you are eligible) for periods of absence from work through sickness or injury, up to the limits specified below, provided that you:

(a)	Inform the person to whom you report by telephone as early as possible during the first working day of the period of absence. This must be done by you in person unless the situation renders it impossible and then it may be undertaken on your behalf by a member of your family. An indication of the expected date of return should also be given.

(b)	For a period of absence of 8 days or more, submit to the Company a Doctor's Certificate, such Certificate to be sent to the Company on the eighth day of absence, and renewed at appropriate intervals.

(c)	For a period of absence of between 1 and 7 days, complete a Company Absence Certification Form on the first day of your return to work, and hand it to the person to whom you report, who must countersign the form.

You may be entitled to Statutory Sick Pay (SSP) which will be made up to your normal salary for the periods set out below. Qualifying days for the purposes of calculating any SSP entitlement are Monday to Friday of each week. However, you should also indicate whether you were sick on Saturdays and Sundays during a period of absence.

The Company may, at any time, require you to undergo a medical examination by a practitioner of the Company's choice. The cost of such examination will be the responsibility of the Company. The guidelines on the periods of sick pay are as follows:

(a)	Should you be absent for short periods on a recurring basis or for a continuous period of several weeks, the situation will be kept under review by the person to whom you report in consultation with the Personnel Department.

(b)	In the event of a protracted period of ill health the Company will continue to pay you during absence from work for a maximum period of six months and thereafter subject to the discretion of the Company.

The Company's Permanent Health Insurance Scheme comes into operation after six months' continuous sickness absence. The PHI benefits include a payment towards the contributions needed to maintain your occupational pension and death benefits during any period of disability. The scheme is discretionary and subject to the approval of the insurers, full details of the scheme are available from the Personnel Department.

The above payments are made entirely at the Company's discretion and nothing in this section detracts from the Company's right to terminate your employment on the grounds of sickness or injury.

9.	COMPANY PENSION SCHEME AND INSURANCE BENEFITS

Subject to the Company obtaining Inland Revenue approval, you shall become a member of the Wellington Group Pension Scheme ("the scheme"), until such time as an alternative comparable arrangement is put in place by the Board ("the Replacement Scheme"). Your membership of the Scheme and the Replacement Scheme shall be subject to their Trust Deed and Rules as may be amended from time to time.

No contracting-out certificate pursuant to the provisions of the Pensions Schemes Act 1993 will be in force in respect of your employment.

The Company shall provide you with medical insurance, permanent health insurance, personal accident insurance and life assurance (subject to the relevant insurers' terms and conditions). The Board shall have the right to change the arrangements for the provision of such benefits as it sees fit or if in the reasonable opinion of the Board the Company is unable to secure any such insurance under the rules of any applicable scheme or otherwise at reasonable rates to cease to provide any or all of the insurance.

10.	CONFIDENTIALITY OF INFORMATION

The Company specifically regards as confidential all information which is not in the public domain about the Company and the Group relating to customers, clients, brokers, premiums, discounts and renewal dates and any other information relating to the Company's and Group's activities which may reasonably be regarded as confidential.

It is a breach of your Contract of Employment to make use of confidential information for your own purposes or to disclose confidential information to anyone else other than in the proper course of your employment. Such a breach will normally lead to your summary dismissal.

The obligation not to make use of, or disclose to others, confidential information will continue to be binding on you at law after you leave the employ of the Company.

11.	COMPANY RULES AND POLICIES

The Company’s Rules and Policies are attached to these Standard Terms and Conditions. A failure on your part to observe the Company’s Rules and Policies properly will be dealt with in accordance with the disciplinary procedure.

12.	GRIEVANCE PROCEDURE

If you have a complaint, problem or grievance associated with your employment, the matter should be raised with your immediate Manager or Director so that it can be cleared up as quickly as possible.

In the event that you do not consider that it has been satisfactorily resolved then you may raise it with the next level in the management structure. The ultimate authority is with the Group Chairman who may deal with it personally or nominate a Director or Underwriter, not previously involved, to deal with the case on his behalf.

The aim of the procedure is to ensure a speedy and, wherever possible, informal resolution to your grievance.

13.	DISCIPLINARY PROCEDURE

13.1	Purpose and scope

You are required to abide by the Company’s Rules and Policies (Schedule 1) and to conduct yourself at all times in an efficient, decent and orderly manner. Infringement of acceptable conduct (which includes conduct giving rise to a finding of misconduct in proceedings brought before the disciplinary committee of any relevant regulatory body) will be dealt with in accordance with the disciplinary procedure. The aim is to ensure consistent and fair treatment for all employees.

13.2	Principles

(a)	At every stage in the procedure you will be advised of the nature of the complaint against you and will be given the opportunity to state your case before a decision is made.

(b)	In all stages you will have the right to be accompanied by a work colleague.

(c)	You will not be dismissed for a first breach of discipline except in the case of gross misconduct.

(d)	Formal warnings whether verbal or written will be placed on your personal file and will be removed one year after the date they were issued if no further offence occurs.

(e)	You have the right of appeal against any disciplinary penalty imposed.

(f)	The procedure may be implemented at any stage if the alleged misconduct warrants such action.

13.3	The Procedure

The procedures in disciplinary matter will usually be as follows:

Stage One – Verbal Warning

In the case of a minor offence or if conduct or performance is unsatisfactory, a formal verbal warning will be issued.

Stage Two – Written Warning

If the offence is serious or if there is no improvement in standards, or if a further offence occurs, a written warning will be issued. This will provide details of the complaint, the improvement required and the timescale.

Stage Three – Final Written Warning

A final written warning will be issued when conduct of performance is still unsatisfactory, or it is a more serious offence that does not warrant dismissal. This will give details and will warn that dismissal will result if there is no satisfactory improvement. The Company also reserves the right to suspend you without pay for a maximum period of five days, demote you or transfer you as the situation may warrant.

Stage Four – Dismissal

If the conduct or performance is still unsatisfactory then the final step will be dismissal.

13.4	Gross Misconduct

Acts of gross misconduct will normally lead to summary dismissal. If the matter is serious consideration will be given to suspension with pay while the matter is being investigated. If on completion of the investigation the Company is satisfied that gross misconduct has occurred, the result will be summary dismissal without notice or payment in lieu.

Examples of offences which are normally regarded as gross misconduct include:

•	Theft, fraud, deliberate falsification of records/files

•	Violent behaviour

•	Deliberate damage to company property

•	Drunkenness or drug abuse

•	Gross negligence or insubordination

•	Wilful breach of safety regulations endangering the safety of other persons

•	Any behaviour likely to damage the reputation of the Company or its trading relationships

•	Any act of or incitement to racial or sex discrimination (including sexual harassment).

These are only examples and this list is not exhaustive.

13.5	Appeals

You may appeal against a disciplinary decision in writing within five working days to the Chief Operating Officer. The Director/Underwriter or the Chairman will hear the appeal and their decision is final.

14.	NOTICE

14.1	You are entitled to receive, and are required to give, six months’ notice in order to terminate your employment.

14.2	The Company reserves the right in its absolute discretion to terminate your employment under Clause 14.1 with immediate effect by making a payment to you in lieu of notice.

14.3	During any period of notice given by you pursuant to clause 14.1 or during any period not exceeding six months from the date of notice being given by the Company pursuant to clause 14.1 the Company shall be under no obligation to assign to or vest in you any powers, duties or functions or to provide any work for you and may at any time exclude you from any premises of the Company. During any such period of exclusion the Company shall have the right to require you not to speak to or otherwise communicate with any director or employee of the Company or any Associated Company or any person, firm or company, who at the date of such exclusion is a client or customer of the Company or any Associated Company, about any matter or thing relating to the business or affairs or finances of the Company or any Associated Company or of any such client or customer of the Company or any Associated Company.

14.4	In the event of gross misconduct the Company has the right to dismiss you summarily without notice.

15.	RESTRICTIVE COVENANTS

15.1	For the purpose of this clause 15:

"the Business’’ means the business of reinsurance and the UK commercial lines business carried on by the Group or any individual Group Company or any other business carried on by the Group or any individual Group Company at the date of termination of your employment and with which you have been concerned to a material extent at any time in the 12 months immediately preceding such termination;

references to the ‘‘Group" and ‘‘Group Companies" shall only be reference to the Group and Group Companies in respect of which you have carried out material duties in the period of 12 months prior to the date of termination of your employment;

"Restricted Person" shall mean any person who or which has at any time during the period of 12 months immediately preceding the date of termination done business with the Company or any other Group Company as customer or client or consultant and whom or which you shall have had personal dealings with, contact with or responsibility for during the course of his employment;

‘‘Key Employee’’ shall mean any person who at the date of termination of the your employment is employed or engaged by the Company or any other Group Company with whom you have had material contact during the course of your employment and (a) is employed or engaged in the capacity of Manager, Underwriter or otherwise in a senior capacity and/or (b) is in the possession of confidential information belonging to the Company and/or (c) is directly managed by or reports to you.

15.2	You covenant with the Company that you will not in connection with the carrying on of any business in competition with the Business during your employment and for the period of 12 months after the termination of your employment without the prior written consent of the Board either alone or jointly with or on behalf of any person directly or indirectly:

15.2.1	canvass solicit or approach or cause to be canvassed or solicited or approached for orders in respect of any services provided and/or any products sold by the Company or any other Group Company any Restricted Person; or

15.2.2	solicit or entice away or endeavour to solicit or entice away from the Company or any other Group Company any Key Employee.

15.3	The periods during which clauses 15.2.1 and 15.2.2 are expressed to operate shall each be reduced by such period as you shall have complied during your notice period with a direction to perform no duties and/or not to enter all or any premises of the Company or any Group Company pursuant to Clause 14.3.

15.4	You agree that you will at the cost of the Company enter into a direct agreement or undertaking with any Group Company whereby you will accept restrictions and provisions corresponding to the restrictions and provisions in Clauses 15.2.1 and 15.2.2 above (or such of them as may be appropriate in the circumstances) in relation to such activities and such area and for such a period not exceeding 12 months as such Group Company may reasonably require for the protection of its legitimate business interests.

15.5	The covenants contained in Clauses 15.2.1 and 15.2.2 are intended to be separate and severable and enforceable as such.

16.	INTERPRETATION

16.1	In this Agreement:

‘‘Associated Company’’	means any body corporate which from time to time is:

(a)	a parent undertaking of the Company; or

(b)	any subsidiary undertaking of any such parent undertaking of the Company; or

(c)	a company over which the Company has control within the meaning of section 840 of the Income and Corporation Taxes Act 1988; or

(d)	any company whose equity share capital is owned as to 20 per cent or more but not more than 50 per cent by the Company.

‘‘Board’’	means the board of directors of the Company from time to time;

‘‘Group’’	means the Company and its Associated Companies (and ‘‘Group Company’’ means any one of them).

SIGNED for and on behalf of the Company by a duly authorized officer

Signature	/s/ C O'Kane
Print	C O'Kane
Date	29 November 2002

Signed by the Executive

Signature	/s/ NK Bonnar
Print	NK Bonnar
Date	2nd December 2002